FOR IMMEDIATE RELEASE

AMAG Reports 2017 Financial Results and Company Update
2017 GAAP Revenue Increased 15% Year-over-Year
February 2018: Company Secures Two U.S. Food and Drug Administration (FDA) Approvals
Conference Call Scheduled for 8:00 a.m. ET Today

WALTHAM, Mass., (February 27, 2018) - AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the fourth quarter and full year ended December 31, 2017.

Total GAAP revenue for the full year of 2017 increased approximately 15% to $609.9 million, driven by increased sales growth across AMAG's portfolio, which includes Makena® (hydroxyprogesterone caproate injection), Feraheme® (ferumoxytol injection) and Cord Blood Registry (CBR), as well as the addition of Intrarosa® (prasterone) to the company's portfolio and subsequent launch in July 2017. The company reported a GAAP operating loss of $293.3 million in 2017, due primarily to a third quarter non-cash accounting charge, and non-GAAP adjusted EBITDA of $230.1 million in 2017.1

“2017 was an exciting year for AMAG and we have had a strong start to 2018," said William Heiden, president and chief executive officer. "In early 2017, we expanded our women's health product portfolio with the in-licensing of Intrarosa and bremelanotide. Our commercial team performed across the board by driving revenue to a record level, with growth coming from each of the key products in our portfolio. Today we also announced strong earnings in a year when we made significant investments in our new products, as well as in next generation opportunities for Makena and Feraheme -- which resulted in two sNDA approvals by the FDA this month."

"We have been evolving AMAG into a more fully integrated pharmaceutical company with strong development capabilities. These recent wins from our clinical and regulatory teams, and another NDA filing with the FDA anticipated this quarter, are a testament to the progress that we have made. This new corporate competency, combined with our track record for commercial excellence, positions AMAG well for an exciting future as we continue to work toward bringing new therapies to patients in need,” continued Mr. Heiden.

2017 Highlights and Recent Events:
Financial

•	Achieved record revenue of $609.9 million, with every key AMAG product growing over 2016

•	Reduced total debt by nearly 20% and extended maturities, ending 2017 with cash and cash investments of $328.7 million
Business Development

•	Expanded product portfolio with Intrarosa and bremelanotide and established new 170-person women's health commercial team
Intrarosa

•	Launched Intrarosa; drove broad awareness and access; over 5,000 HCPs have prescribed Intrarosa

•	Phase 3 hypoactive sexual desire disorder (HSDD) study in post-menopausal women initiated by AMAG's partner, Endoceutics

1 See summaries of GAAP to non-GAAP adjustments at conclusion of this press release.

Makena

•	Received FDA approval for subcutaneous auto-injector (February 14, 2018)

•	Achieved record sales of $387.2 million, an increase of 16% over 2016
Feraheme

•	Received FDA approval for broad IDA label (February 2, 2018)

•	Grew sales to $105.9 million, an increase of 9% over 2016
CBR

•	Increased storage revenue by approximately $7.4 million, or 9%, over 2016

•	Grew new first-time enrollments by 4% over 2016
Bremelanotide

•	Completed clinical work with partner, Palatin, for planned new drug application (NDA) submission in the first quarter of 2018

Fourth Quarter Financial Results Ended December 31, 2017 (unaudited)
GAAP Fourth Quarter Financial Results
Total GAAP revenues for the fourth quarter of 2017 were $158.3 million, compared with $151.6 million for the same period in 2016. In the fourth quarter of 2017, sales of Makena increased to $100.4 million, compared with $97.2 million in the same period last year; sales of Feraheme and MuGard were $26.6 million; and service revenue from CBR increased to $29.8 million, compared with $27.7 million in the same period last year.

Total costs and expenses, including costs of product sales and services, were $165.5 million in the fourth quarter of 2017, compared with $137.0 million in the same period in 2016. This increase was primarily related to a $33.9 million increase in amortization expense for the Makena intramuscular intangible asset, which contributed to an operating loss of $7.1 million, compared with operating income of $14.6 million in the prior year period. The company reported net income of $3.5 million, or $0.10 per basic and diluted share, in the fourth quarter of 2017, compared with a net loss of $10.6 million, or $(0.31) per basic and diluted share, in the same period of 2016. Net income in the fourth quarter of 2017 was driven primarily by a decrease in the deferred tax liability due to federal tax reform.

Non-GAAP Fourth Quarter Financial Results1
Non-GAAP revenue totaled $159.7 million in the fourth quarter of 2017, up from $153.0 million in same period last year. Non-GAAP CBR service revenue totaled $31.2 million in the fourth quarter of 2017, compared with $29.1 million in the fourth quarter of 2016. The difference between GAAP and non-GAAP revenue represents CBR purchase accounting adjustments related to deferred revenue.

Total costs and expenses on a non-GAAP basis totaled $94.0 million, resulting in an adjusted EBITDA margin of 41% in the fourth quarter of 2017. Non-GAAP adjusted EBITDA totaled $65.7 million in the fourth quarter of 2017, compared to $77.4 million recorded in the fourth quarter of 2016. The decline in adjusted EBITDA for the fourth quarter of 2017 was in line with the company's expectations and previously stated plans to invest in the commercial launch of Intrarosa while also advancing bremelanotide as the company prepares to file the NDA in the first quarter of 2018.

Full Year Financial Results Ended December 31, 2017 (unaudited)
GAAP Full Year Financial Results
Total GAAP revenues in 2017 increased 15% to $609.9 million, compared with $532.1 million in 2016. This increase was driven by record sales of Makena in 2017 and increased sales of Feraheme and CBR, as well as the commercial launch of Intrarosa in July 2017. In 2017, net sales of Makena increased 16% to $387.2 million, compared with $334.1 million in 2016; sales of Feraheme and MuGard increased 9% to $106.7 million, compared with $98.1 million in 2016; and service revenues from CBR increased 15% to $114.2 million, compared with $99.6 million in 2016.

Total costs and expenses on a GAAP basis, including costs of product sales and services, totaled $903.2 million in 2017, compared with $453.2 million in 2016. The increase in total costs and expenses in 2017 was primarily due to (i) the third quarter non-cash impairment charge related to the Makena intramuscular intangible asset of $319.2 million, (ii) acquired in-process research and development expense in 2017 of $65.8 million primarily due to our license agreement with Palatin Technologies for the rights to bremelanotide, and (iii) higher amortization expense of the Makena intramuscular intangible asset, partially offset by a reduction in our fair value estimate of contingent consideration.

Higher costs and expenses in 2017 (including the third quarter non-cash impairment charge) resulted in an operating loss of $293.3 million, compared to operating income of $78.9 million in 2016. The company reported a net loss of $199.2 million, or $(5.71) per basic and diluted share in 2017, compared with a net loss of $2.5 million, or $(0.07) per basic and diluted share in 2016.

Non-GAAP Full Year Financial Results2
Non-GAAP revenues increased 12% to $615.4 million in 2017, compared with $549.1 million in 2016. Non-GAAP CBR service revenue totaled $119.7 million in 2017, compared with non-GAAP CBR service revenue of $116.6 million in 2016.

Total costs and expenses on a non-GAAP basis totaled $385.3 million, resulting in adjusted EBITDA of $230.1 million in 2017. This compares to costs and expenses of $283.4 million and adjusted EBITDA of $265.7 million in 2016. The increase of approximately $101.9 million in total costs and expenses in 2017, compared with 2016 was consistent with the company's stated plan to invest in its expanding portfolio of products. The majority of the increase, approximately $81.8 million, was substantially related to the hiring of the Intrarosa commercial team and costs associated with the product launch during the second half of 2017.

Balance Sheet Highlights
The company ended 2017 with $328.7 million in cash and investments and total debt (principal amount outstanding) of $816.4 million. In 2017, the company reduced its overall indebtedness by nearly 20% and extended maturities through a series of financing transactions that were completed in the second quarter.

2018 Financial Guidance2
The company affirms the following financial guidance for 2018.

$ in millions
Total revenue	$500 - $560
GAAP operating loss	($147) - ($117)
Non GAAP adjusted EBITDA	$100 - $130
2 See reconciliation of 2018 GAAP to non-GAAP financial guidance at conclusion of this press release.

“In 2017, we delivered strong top- and bottom-line results while investing aggressively in the products that we expect will drive future growth and shareholder value," said Ted Myles, executive vice president and chief financial officer. "We also improved our liability profile so that our balance sheet is better aligned with our evolving business strategy. We have a solid plan for 2018 focused on executional excellence across our portfolio, and with two FDA approvals this month, we are off to a great start."

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's fourth quarter and full year 2017 financial results and recent developments.

Dial-in Number
U.S./Canada Dial-in Number: (877) 412-6083

International Dial-in Number: (702) 495-1202
Conference ID: 5496159

Replay Dial-in Number: (855) 859-2056
Replay International Dial-in Number: (404) 537-3406
Conference ID: 5496159

A telephone replay will be available from approximately 11:00 a.m. ET on February 27, 2018 through midnight on March 5, 2018.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP revenue and non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, revenue, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables at the conclusion of this press release.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women's health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About Intrarosa® (prasterone)
Intrarosa is a steroid indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous steroid. Intrarosa is administered locally in the vagina, and is converted by enzymes in the body into androgens and estrogens. The mechanism of action is not fully established. In clinical studies, Intrarosa demonstrated efficacy through improvement in percentage of superficial cells and parabasal cells, pH and pain with intercourse.

Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding. Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In four 12-week randomized, placebo-controlled clinical trials, the most common adverse reaction with an incidence ≥2 percent was vaginal discharge. In one 52-week open-label clinical trial, the most common adverse reactions with an incidence ≥2 percent were vaginal discharge and abnormal pap smear. There were 11 cases of abnormal pap smears.

Please see full Prescribing Information available at www.intrarosa.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea. The most common side effects reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol)
Feraheme received marketing approval from the FDA in June 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.  Feraheme may cause clinically significant hypotension.  Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry (CBR)
CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing approximately 700,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

About Bremelanotide
Bremelanotide, an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The Phase 3 studies for hypoactive sexual desire disorder (HSDD) in pre-menopausal women consisted of two double-blind placebo-controlled, randomized parallel group studies comparing as desired use of 1.75 mg of bremelanotide versus placebo, in each case, delivered via a subcutaneous auto-injector. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, bremelanotide met the pre-specified co-primary efficacy endpoints of median improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an ongoing open-label safety extension study for an additional 52 weeks. Nearly 80% of patients who completed the randomized portion of the study elected to remain in the open-label portion of the study, and all of these patients received bremelanotide.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding plans and expectations for AMAG’s upcoming NDA filing; beliefs about corporate competency; plans for the future, including to bring new therapies to patients in need; AMAG’s 2018 financial guidance, including total revenue, operating loss and adjusted EBITDA; beliefs regarding AMAG’s efforts to drive future growth and shareholder value; beliefs that AMAG’s balance sheet is better aligned with its evolving business strategy; expectations as to the company’s 2018 plan and position for executional excellence; and expectations regarding the impact of recent FDA approvals and beliefs regarding AMAG’s development capabilities are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the possibility that the company’s expectations as to its 2018 plans will not be realized, expectations for the recently approved Makena subcutaneous auto-injector and the Feraheme label expansion will not be achievable, and that the entrance of generics to the Makena intramuscular formulation could happen more quickly than anticipated in light of the loss of exclusivity in February 2018, and those other risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC, including its upcoming Annual Report on Form 10-K for the year ended December 31, 2017. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Cord Blood Registry® and CBR® are registered trademarks of Cbr Systems, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited, amounts in thousands, except for per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Makena	$100,388	$97,226	$387,158	$334,050
Feraheme/MuGard	26,612	26,619	106,671	98,120
Cord Blood Registry	29,813	27,741	114,177	99,604
Intrarosa	1,455	—	1,816	—
License fee, collaboration and other revenues	70	4	124	317
Total revenues	158,338	151,590	609,946	532,091
Operating costs and expenses:
Cost of product sales	70,587	30,372	161,349	96,314
Cost of services	5,688	4,870	21,817	20,575
Research and development expenses	11,996	20,505	75,017	66,084
Acquired in-process research and development	—	—	65,845	—
Selling, general and administrative expenses	77,214	77,556	259,933	249,870
Impairment of intangible assets	—	3,700	319,246	19,663
Restructuring expenses	—	3	—	715
Total costs and expenses	165,485	137,006	903,207	453,221
Operating (loss) income	(7,147)	14,584	(293,261)	78,870

Other income (expense):
Interest expense	(15,978)	(18,151)	(68,382)	(73,153)
Loss on debt extinguishment	(1,096)	—	(10,926)	—
Interest and dividend income	628	830	2,810	3,149
Other income (expense)	(292)	(7)	(335)	189
Total other income (expense)	(16,738)	(17,328)	(76,833)	(69,815)
Income (loss) before income taxes	(23,885)	(2,744)	(370,094)	9,055
Income tax expense (benefit)	(27,345)	7,814	(170,866)	11,538
Net income (loss)	$3,460	$(10,558)	$(199,228)	$(2,483)

Net income (loss) per share
Basic	$0.10	$(0.31)	$(5.71)	$(0.07)
Diluted	$0.10	$(0.31)	$(5.71)	$(0.07)

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,783	34,254	34,907	34,346
Diluted	34,879	34,254	34,907	34,346

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$192,114	$274,305
Marketable securities	136,593	304,781
Accounts receivable, net	103,501	92,375
Inventories	37,356	37,258
Prepaid and other current assets	12,304	9,839
Total current assets	481,868	718,558
Property, plant and equipment, net	25,996	24,460
Goodwill	639,484	639,484
Intangible assets, net	704,470	1,092,178
Restricted cash	656	2,593
Other long-term assets	762	1,153
Total assets	$1,853,236	$2,478,426
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,335	$3,684
Accrued expenses	175,490	156,008
Current portion of long-term debt	—	21,166
Current portion of acquisition-related contingent consideration	49,399	97,068
Deferred revenues	42,494	34,951
Total current liabilities	277,718	312,877
Long-term liabilities:
Long-term debt, net	466,291	785,992
Convertible notes, net	268,392	179,363
Acquisition-related contingent consideration	686	50,927
Deferred tax liabilities	23,927	197,066
Deferred revenues	24,387	14,850
Other long-term liabilities	1,591	2,962
Total liabilities	1,062,992	1,544,037
Total stockholders’ equity	790,244	934,389
Total liabilities and stockholders’ equity	$1,853,236	$2,478,426

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended December 31, 2017
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Restructuring	Operating Loss / Adjusted EBITDA
GAAP	$158,338	$70,587	$5,688	$11,996	$77,214	$—	$—	$(7,147)
Purchase accounting adjustments related to CBR deferred revenue	1,373	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(60,818)	(398)	(63)	(4,399)	—	—
Non-cash inventory step-up adjustments	—	(919)	—	—	—	—	—
Stock-based compensation	—	(194)	—	(575)	(4,646)	—	—
Adjustments to contingent consideration	—	—	—	—	543	—	—
Non-GAAP Adjusted	$159,711	$8,656	$5,290	$11,358	$68,712	$—	$—	$65,695

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended December 31, 2016
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges		Restructuring	Operating Income / Adjusted EBITDA
GAAP	$151,590	$30,372	$4,870	$20,505	$77,556	$3,700		$3	$14,584
Purchase accounting adjustments related to CBR deferred revenue	1,378	—	—	—	—	—		—
Depreciation and intangible asset amortization	—	(23,554)	(371)	(48)	(5,067)	—		—
Non-cash inventory step-up adjustments	—	(1,024)	—	—	—	—		—
Stock-based compensation	—	(125)	—	(893)	(4,719)	—		—
Adjustments to contingent consideration	—	—	—	—	(20,576)	—		—
Impairment charges of intangible assets	—	—	—	—	—	(3,700)		—
Transaction/Acquisition-related costs	—	—	—	—	(1,318)	—	—	—
Restructuring costs	—	—	—	—	—	—		(3)
Non-GAAP Adjusted	$152,968	$5,669	$4,499	$19,564	$45,876	$—		$—	$77,360

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Twelve Months Ended December 31, 2017
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Restructuring	Operating Loss / Adjusted EBITDA
GAAP	$609,946	$161,349	$21,817	$140,862	$259,933	$319,246	$—	$(293,261)
Purchase accounting adjustments related to CBR deferred revenue	5,479	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(130,518)	(1,576)	(180)	(21,014)	—	—
Non-cash inventory step-up adjustments	—	(2,146)	—	(103)	—	—	—
Stock-based compensation	—	(882)	(202)	(3,225)	(19,163)	—	—
Adjustments to contingent consideration	—	—	—	—	47,686	—	—
Impairment charges of intangible assets	—	—	—	—	—	(319,246)	—
Acquisition-related costs	—	—	—	—	(1,462)	—	—
Acquired IPR&D	—	—	—	(65,845)	—	—	—
Non-GAAP Adjusted	$615,425	$27,803	$20,039	$71,509	$265,980	$—	$—	$230,094

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Twelve Months Ended December 31, 2016
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$532,091	$96,314	$20,575	$66,084	$249,870	$19,663	$715	$78,870
Purchase accounting adjustments related to CBR deferred revenue	16,977	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(72,463)	(1,435)	(145)	(20,100)	—	—
Non-cash inventory step-up adjustments	—	(4,880)	—	(861)	—	—	—
Stock-based compensation	—	(511)	(9)	(3,476)	(18,547)	—	—
Adjustments to contingent consideration	—	—	—	—	(25,682)	—	—
Impairment charges of intangible assets	—	—	—	—	—	(19,663)	—
Acquisition-related costs	—	—	—	—	(1,318)	—	—
Restructuring costs	—	—	—	—	—	—	(715)
Non-GAAP Adjusted	$549,068	$18,460	$19,131	$61,602	$184,223	$—	$—	$265,652

AMAG Pharmaceuticals, Inc.
Reconciliation of 2018 Financial Guidance of Non-GAAP Adjusted EBITDA
(Unaudited, amounts in millions)

Operating Loss	($147) - ($117)
Depreciation & intangible asset amortization	200
Stock-based compensation	23
Non-cash inventory step up and adjustments to contingent consideration	4
Acquired IPR&D	20
Non-GAAP adjusted EBITDA	$100 - $130

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(unaudited, amounts in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016		2017		2016
Weighted average basic shares outstanding	34.8	34.3		34.9		34.3
Employee equity incentive awards	0.1	—	[3]	—	[3]	—	[3]
GAAP diluted shares outstanding	34.9	34.3		34.9		34.3
Employee equity incentive awards	—	0.8	[4]	0.3	[4]	0.5	[4]
Non-GAAP diluted shares outstanding	34.9	35.1		35.2		34.8

3 Employee equity incentive awards would be anti-dilutive in this period.
4 Reflects the non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
Linda Lennox
Vice President, Investor Relations
617-498-2846